UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2018

COGINT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2650 North Military Trail, Suite 300, Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-757-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2018, Cogint, Inc. (the “Company”) entered into a Separation and Distribution Agreement (the “Separation Agreement”) with its wholly-owned subsidiary, Red Violet, Inc. (“Red Violet”) as well as other related agreements (as further described below) governing the proposed separation of the Company’s risk management business from its digital marketing business.

Under the terms of the Separation Agreement the Company will contribute its risk management operations and assets to Red Violet. The shares of Red Violet will then be distributed as a stock dividend (the “Spin-off”) to the Company’s stockholders of record as of a record date (the “Record Date”) to be determined by the Company. Holders of restricted stock units and other awards under the Company’s equity plans will participate in the Spin-off as Company stockholders in accordance with the Employee Matters Agreement (as described below) and the terms of such securities, and holders of certain Company warrants will participate in the Spin-off in accordance with the terms of their Company warrants.

The Spin-off is also governed by an Amended and Restated Tax Matter Agreement (the “Tax Matters Agreement”), an Employee Matters Agreement and a Transition Services Agreement, each dated as of February 27, 2018, and each between the Company and Red Violet (collectively with the Separation Agreement, the “Spin-off Documents”). Pursuant to the Separation Agreement, Red Violet may request as working capital up to $20 million dollars at the time of the Spin-off.

The Separation Agreement incorporates a step plan, which provides for the transfer of entities, assets and liabilities at the effective time of the Separation on the Spin-off Date, pursuant to which (i) the Company will contribute to Red Violet all of the outstanding equity interests of the entities that will become Red Violet subsidiaries (the “Red Violet Subsidiaries”), (ii) the Company will contribute to Red Violet the “Contributed Cash,” as such term is defined in the Separation Agreement, which includes up to $20.0 million in cash held by the Company that will be contributed to Red Violet before the Spin-off, (iii) the Company will transfer certain assets to Red Violet and Red Violet will assume certain liabilities of the Company relating to the risk management business described below, and (iv) all necessary actions will be taken to file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of Red Violet, and all necessary actions will be taken to adopt the Amended and Restated Bylaws of Red Violet.

For a period of three (3) years from the date of the Spin-off, neither the Company nor Red Violet will solicit the other’s employees, subject to certain exceptions.

Each of the Company and Red Violet provide general releases to the other party and their affiliates except with respect to the Spin-Off agreements and other customary exceptions.

Red Violet and its subsidiaries will indemnify the Company and its representatives, on a joint and several basis, with respect to all liabilities arising from, the risk management business, any asset or liability allocated to Red Violet and the Red Violet Subsidiaries, any breach by Red Violet or the Red Violet Subsidiaries under the Spin-off Documents, and the enforcement of any such right to indemnification. The Company and its subsidiaries will indemnify Red Violet and its subsidiaries, on a joint and several basis, with respect to all liability arising out of the digital marketing business, any assets or liabilities allocated to the digital marketing business, any breach under the Spin-off Documents, and the enforcement of any such right to indemnification. Each party’s indemnification payments are net of certain insurance proceeds and other amounts.

Conditions to the Spin-off

The obligation of the Company to complete the Spin-off is conditioned upon the fulfillment at or prior to the Spin-off of the following conditions:

•	the registration statement for Red Violet having been declared effective by the Securities and Exchange Commission and not being subject to further comment, stop order or proceeding, and the information statement having been mailed to all holders of shares of the Company common stock as of the Record Date;

•	the shares of Common Stock of Red Violet having been accepted for listing on a national stock exchange;

•	the absence of any injunction or adoption of any law preventing the completion of the Spin-off;

•	the Company and Red Violet having prepared and mailed such information concerning Red Violet and the Red Violet Subsidiaries and each of their respective business, operations and management, the Spin-off and such other matters as the Company shall reasonably determine and as may be required by law; and

•	the Company and Red Violet having received any necessary permits and authorizations under the securities or “blue sky” laws of the United States and comparable laws of any other applicable jurisdiction and all such permits and authorizations being in effect.

Termination

The Separation Agreement will terminate without further action at any time upon the mutual written agreement of the parties. In the event of such a termination, neither party will have any further liability to the other party.

The description of the Separation and Distribution Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Separation and Distribution Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Amended and Restated Tax Matters Agreement

The Tax Matters Agreement generally sets out the respective rights, responsibilities, and obligations of the Company and Red Violet with respect to taxes (including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-off), tax attributes, tax returns, tax contests and certain other related tax matters.

The Tax Matters Agreement allocates responsibility for the preparation and filing of certain tax returns (and the payment of taxes reflected thereon), including the Company’s consolidated federal income tax return, tax returns associated with both the digital marketing business and the risk management business, and tax returns associated with either the digital marketing business or the risk management business, and provides for certain reimbursements by the parties.

Upon the Spin-Off, the Company will generally be liable for its own taxes and taxes of all of its subsidiaries (other than Red Violet and the Red Violet Subsidiaries, the taxes for which Red Violet shall be liable) for all tax periods (or portion thereof) ending on the date of the Separation. Red Violet, however, will be responsible for its taxes and for taxes of the Red Violet Subsidiaries, for taxes attributable to the risk management business, and for taxes of the Company arising as a result of the Spin-off and certain related transactions (including any taxes resulting from an election under section 336(e) of the Internal Revenue Code of 1986, as amended in connection with the Spin-off) (taking into account the availability of net operating losses to offset taxable income from the Spin-off and such related transactions). Red Violet will bear liability for any transfer taxes incurred in the Spin-off and certain related transactions.

Each of the Company and Red Violet will indemnify each other against any taxes allocated to such party under the Amended and Restated Tax Matters Agreement or arising from any breach of its covenants thereunder, and related out-of-pocket costs and expenses.

The description of the Amended and Restated Tax Matters Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Tax Matters Agreement, which is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Employee Matters Agreement

The Employee Matters Agreement generally sets out the respective rights, responsibilities, and obligations of the Company and Red Violet with respect to the transfer of certain employees engaged in the risk management business and related matters including benefit plans, terms of employment, equity awards, retirement plans and other employment-related matters.

Upon the Spin-off, Red Violet will assume or retain responsibility as employer of certain employees whose duties primarily relate to the risk management business as well as all obligations and liabilities with respect to (i) the employment or retention of Red Violet employees, including liabilities for any employment claims of current or former Red Violet employees, (ii) the Red Violet benefit plans, (iii) all employment related or individual compensatory agreements between any current or former employee of the Company or any of its affiliates that is not exclusively related to the digital marketing business, and (iv) any other liabilities expressly assigned to Red Violet under the Employee Matters Agreement.

Red Violet employees will cease to participate in any Company employee benefit plans, and will instead be entitled to participate in employee benefit plans established or maintained by Red Violet. Red Violet employees will be entitled to credit for prior service to the extent afforded under any Company plans for purposes of eligibility to participate and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service.

The description of the Employee Matters Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Employee Matters Agreement, which is filed as Exhibit 10.3 to this Form 8-K and is incorporated herein by reference.

Transition Services Agreement

The Transition Services Agreement generally sets out the respective rights, responsibilities, and obligations of the Company and Red Violet with respect to the certain support services to be provided by each other to one another after the Spin-off, as may be necessary to ensure the orderly transition under the Separation Agreement.

The Transition Services Agreement establishes a baseline charge for certain categories or components of services to be provided. Any services provided beyond the services covered will be billed at a negotiated rate, which will not be less favorable than the rate the Company or Red Violet would have received for such service from a third party.

The Transition Services Agreement will be effective upon the Spin-off and will continue for a minimum term of one year, provided that the Company or Red Violet may terminate the Transition Services Agreement with respect to any or all services provided thereunder at any time upon thirty (30) days prior written notice to the other party. Additionally, either party may renew or extend the term of the Transition Services Agreement with respect to the provision of any service which have not been previously terminated.

The description of the Transition Services Agreement contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Transition Services Agreement, which is filed as Exhibit 10.4 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished as part of this report:

Exhibit No.	Exhibit Description

10.1	Separation and Distribution Agreement dated February 27, 2018, by and among Cogint, Inc. and Red Violet, Inc.

10.2	Amended and Restated Tax Matters Agreement dated February 27, 2018, by and among Cogint, Inc. and Red Violet, Inc.

10.3	Employee Matters Agreement dated February 27, 2018, by and among Cogint, Inc. and Red Violet, Inc.

10.4	Transition Services Agreement dated February 27, 2018, by and among Cogint, Inc. and Red Violet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogint, Inc.

February 28, 2018	By:	/s/ Derek Dubner
	Name:	Derek Dubner
	Title:	Chief Executive Officer

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